Filed Pursuant to Rule 424(b)(5)
Registration No. 333-287342

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 22, 2025)

$8,066,607

Common Stock

This prospectus supplement amends and supplements certain information in the prospectus, dated May 22, 2025, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-287342), which we refer to as the Prior Prospectus, relating to the offer and sale of shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $15,773,673 pursuant to the At the Market Offering Agreement, dated May 15, 2025, or the sales agreement, that we previously entered into with H.C. Wainwright & Co., LLC. As of the date of this prospectus supplement, we had sold an aggregate of 16,127 shares of our common stock in accordance with the sales agreement under the Prior Prospectus for aggregate gross proceeds of $35,460. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prior Prospectus to reduce the amount of common stock we may offer and sell under the sales agreement. As of the date of this prospectus supplement, we are subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part. After giving effect to these limits and other amounts we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we may offer and sell from and after the date hereof shares of our common stock having an aggregate offering price of up to $8,066,607 from time to time in accordance with the terms of the sales agreement pursuant to this prospectus supplement and the Prior Prospectus, inclusive of the shares sold prior to the date hereof. If our public float increases such that we may sell additional amounts under the sales agreement and the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file a prospectus supplement prior to selling such additional amounts.

As of July 24, 2025, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $42,306,201, which we calculated based on 23,046,121 shares of outstanding common stock as of July 24, 2025, of which 20,943,664 shares were held by non-affiliates, and a price per share of $2.02, which was the closing price of our common stock on June 3, 2025. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell, pursuant to the registration statement of which this prospectus supplement and the Prior Prospectus form a part, securities with a value exceeding one-third of the aggregate market value of our outstanding common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75.0 million. During the 12 calendar months prior to and including the date of this prospectus supplement, we have offered or sold shares of our common stock having an aggregate purchase price of $35,460 pursuant to General Instruction I.B.6 of Form S-3.

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “RNTX.” On July 28, 2025, the last sale price of our common stock as reported on The Nasdaq Capital Market was $1.41 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page SA-6 of the Prior Prospectus and in the documents incorporated by reference in the Prior Prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

July 30, 2025